                                           THIS DOCUMENT IS A COPY OF THE 13G/A
                                           PREVIOUSLY FILED ON FEBRUARY 18, 1997
                                           PURSUANT TO A RULE 201 TEMPORARY
                                           HARDSHIP EXEMPTION.

                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.    1  )*
                                         ------

                            Unison Software, Inc.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                               90919 P 10 5
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of     Pages
                                        ---

CUSIP No. 90919 P 10 5                 13G                 Page 2  of     Pages
          ------------                                                ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Casteel Family Trust U/D/T dated April 6, 1984
     ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power          987,433*
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power          0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power          987,433*
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power          0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     987,433*
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     12.43%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!
* Includes 4,000 shares issuable upon exercise of options within 60 days of 12/31/96

CUSIP No. 90919 P 10 5                 13G                 Page 2  of     Pages
          ------------                                                ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Michael A. Casteel, Trustee
     ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     US Citizen
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power          4,000*
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power          983,433
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power          4,000*
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power          983,433
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     983,433
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     12.43%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!
* Includes 4,000 shares issuable upon exercise of options within 60 days of 12/31/96

CUSIP No. 90919 P 10 5                 13G                 Page 2  of     Pages
          ------------                                                ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Cathy D. Casteel, Trustee
     ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     US Citizen
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power          0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power          983,433
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power          0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power          983,433
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     983,433
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     12.43%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 90919 P 10 5                                     Page 3 of     Pages
          ------------                                               ---


ITEM 1(A).  NAME OF ISSUER

              Unison Software, Inc
-------------------------------------------------------------------------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

              5101 Patrick Henry Drive
              Santa Clara, CA 95054
-------------------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON(S) FILING

              Casteel Family Trust U/D/T dated April 6, 1984 and Michael A. Casteel and Cathy D. Casteel, Trustees
-------------------------------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

              c/o Unison Software, Inc.
              5101 Patrick Henry Drive
              Santa Clara, CA 95054
-------------------------------------------------------------------------------

ITEM 2(C).  CITIZENSHIP

              The trustees, Michael A. Casteel and Cathy D. Casteel, are U.S. citizens
-------------------------------------------------------------------------------

ITEM 2(D).  TITLE OF CLASS OF SECURITIES

              Common Stock
-------------------------------------------------------------------------------

ITEM 2(E).  CUSIP NUMBER

              90919 P 10 5
-------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

              This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b)

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:

              987,433*
    ---------------------------------------------------------------------------

CUSIP No. 90919 P 10 5                                     Page 4 of     Pages
          ------------                                               ---

    (b) Percent of Class:

              12.43%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote                 987,433*

              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote               987,433*#

              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of    987,433*

              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of  987,433*#

              -----------------------------------------------------------------

*Includes 4,000 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 31, 1996 held by Michael A. Casteel.

#Shared power held by both trustees.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable
-------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable
-------------------------------------------------------------------------------

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable
-------------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable
-------------------------------------------------------------------------------

ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of

CUSIP No. 90919 P 10 5                                     Page 5 of     Pages
          ------------                                               ---

and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 Casteel Family Trust U/D/T dated April 6, 1984


                                 ----------------------------------------
                                                  (Date)

                                 ----------------------------------------
                                              Michael A. Casteel, Trustee

                                 ----------------------------------------
                                                Cathy D. Casteel, Trustee

CUSIP No. 90919 P 10 5                                     Page 5 of     Pages
          ------------                                               ---

and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 Casteel Family Trust U/D/T dated April 6, 1984


                                 ----------------------------------------
                                                  (Date)

                                   /s/ Michael A. Casteel
                                 ----------------------------------------
                                              Michael A. Casteel, Trustee

                                 ----------------------------------------
                                                Cathy D. Casteel, Trustee